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
                                                                                                  EXHIBIT 12
                                         NATIONAL FUEL GAS COMPANY
                                       COMPUTATION OF ACTUAL RATIO OF
                                         EARNINGS TO FIXED CHARGES
                                                (UNAUDITED)
                                           (Thousands of Dollars)
                                      Twelve
                                      Months
                                      Ended                         Year Ended September 30
                                     12/31/94      1994        1993       1992        1991        1990
EARNINGS:
Income Before Interest Charges(1)    $127,495    $127,885    $125,742   $118,222    $110,240    $109,781
Allowance for Borrowed Funds
 Used in Construction                     224         209         174      1,088       2,278       1,273
Federal Income Tax                     39,952      36,630      21,148     17,680      (3,929)     17,435
State Income Tax                        8,391       6,309       2,979      3,426         342       2,419
Deferred Income Taxes - Net(3)           (209)      4,857      16,923     14,130      26,880       7,657
Investment Tax Credit - Net              (685)       (685)       (698)      (711)       (746)       (798)
Rentals(2)                              5,576       5,730       5,621      5,857       4,915       4,915

                                     $180,744    $180,935    $171,889   $159,692    $139,980    $142,682

FIXED CHARGES:

Interest and Amortization
 of Premium and Discount
 on Funded Debt                      $ 38,188    $ 36,699    $ 38,507   $ 39,949    $ 41,916    $ 37,236
Interest on Commercial Paper
 and Short-Term Notes Payable           5,592       5,599       7,465     12,093      11,933      12,521
Other Interest(1)                       3,443       3,361       4,727      6,958       9,679       9,298
Rentals(2)                              5,576       5,730       5,621      5,857       4,915       4,915

                                     $ 52,799    $ 51,389    $ 56,320   $ 64,857    $ 68,443    $ 63,970

Ratio of Earnings to
 Fixed Charges                           3.42        3.52        3.05       2.46        2.05        2.23

Note: (1) For the twelve months ended 12/31/94, fiscal 1994 and fiscal 1993 reflect the reclassification of the $1,702, $1,674 and $1,374, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.
      (2) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.
      (3) Deferred Income Taxes - Net for the twelve months ended 12/31/94 and the fiscal year ended 9/30/94 excludes the cumulative effect of changes in accounting.

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